EXHIBIT 99.23.d.iv

           Amendment No. 2 to Management and Transfer Agent Agreement

This Second Amendment to Management and Transfer Agent Agreement is made as of October 4, 2004, between PC&J Service Corp. (formerly PDC&J Service Corp.) and PC&J Preservation Fund (formerly PDC&J Preservation Fund).

     Whereas, the parties set forth above entered into a Management and Transfer Agent Agreement dated January 4, 1985 (the "Management Agreement"); and

Whereas, the parties desire to amend the Management Agreement in certain respects.

Therefore, in consideration of the mutual representations, warranties and agreements contained herein, the parties do hereby agree as follows:

     1.     Section  4  is  amended  to  read  as  follows:

"For all of the services to be rendered and payments made as provided in this Agreement, the Fund will pay you as of the last day of each month a fee, accrued daily, equal to the annual rate of .60% of the daily net asset value of the Fund."

2. In all other respects, the Management Agreement is ratified and affirmed as originally written.

In witness whereof, the parties have caused this Second Amendment to be duly executed as of the day and year first above written.


Attest:                                   PC&J  Preservation  Fund

________________________________     By:  ________________________________
     James  M.  Johnson, Secretary         Leslie O. Parker III, President


                                   Acceptance
                                   ----------

     The  foregoing  Amendment  is  hereby  accepted.

Attest:                                   PC&J  Service  Corp.

________________________________     By:  ________________________________
     James  M.  Johnson,  Secretary         Kathleen A. Carlson, President